Exhibit 10.43

Non-Employee Director Compensation Summary

As of December 31, 2009, MCG Capital Corporation’s (the “Company’s”) non-employee directors were: (i) A. Hugh Ewing, III; (ii) Kim D. Kelly; (iii) Wallace B. Millner, III; (iv) Richard W. Neu; (v) Kenneth J. O’Keefe; and (vi) Gavin Saitowitz. The compensation structure for the Company’s non-employee directors was as follows:

Award of Restricted Stock Upon Appointment or Election

The SEC has granted an order authorizing us to award restricted shares of our common stock to our non-employee directors.  Under the Amended and Restated 2006 Non-Employee Director Restricted Stock Plan, which we refer to as the 2006 Director Plan, non-employee directors each receive an award of 7,500 shares of restricted stock at the beginning of each three-year term of service on our board of directors.  Forfeiture provisions lapse as to one-third of the awarded shares each year over the three-year term.  Awards of restricted stock under the 2006 Director Plan are automatic and may not be changed without further approval from the SEC.

Payment of Retainer Fee; Chair and Committee Fees; Reimbursement of Travel and Other Expenses

From January 1, 2009 through July 21, 2009, each non-employee director received an annual pro-rated retainer of $25,000 for his or her service on our board of directors.  Additional pro-rated amounts from January 1, 2009 through July 21, 2009 were paid as follows:

Position	Additional Fees
Non-Employee Chairman of the Board	$25,000
Audit Committee Chair	$25,000
Audit Committee Members, Compensation Committee Chair and Members, Nominating and Corporate Governance Committee Chair and Members, Investment Committee Members, Valuation Committee Chair and Members and Enterprise Risk Committee Chair and Members
$25,000/Committee

From July 22, 2009 through December 31, 2009, each non-employee director received an annual prorated retainer of $85,000 for his or her service on our board of directors.  Additional prorated amounts from July 22, 2009 through December 31, 2009 were paid as follows:

Position	Additional Fees
Non-Employee Chairman of the Board	$15,000
Audit Committee and Investment and Valuation Committee Chairs	$15,000
Compensation Committee and Nominating and Corporate Governance Committee Chairs	$10,000
Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Investment and Valuation Committee Members (in addition to fees paid for service as Non-Employee Chairman of the Board and for service as Committee chairs)
$10,000/Committee

All retainer amounts were paid quarterly during fiscal 2009 in arrears.  Non-employee directors also received reimbursement for reasonable travel and other expenses in connection with attending meetings of our board of directors during fiscal 2009.